NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ACHIEVES EARNINGS GROWTH OF 30.16% FOR SECOND QUARTER AND 17.21% FOR FIRST SIX MONTHS

LATROBE, PA, August 3, 2010 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended June 30, 2010. The Company earned $1,381,000 (or $.48 per average share outstanding) in 2010 compared to $1,061,000 (or $.37 per average share outstanding) in 2009. The Company earned $2,731,000 (or $.95 per average share outstanding) for the six-month period ended June 30, 2010 and $2,330,000 (or $.81 per average share outstanding) for the six-month period ended June 30, 2009. Second quarter 2010 earnings increased $320,000 or 30.16% while first six month 2010 earnings increased $401,000 or 17.21%.

President and Chief Executive Officer Gregg E. Hunter noted, “The higher earnings of 2010 are attributable to continued earning asset credit quality strength, the successful maintenance of a marginal leverage carry trade position, vastly improved tax efficiency as an ancillary benefit of that position, lessened funding reliance on rate sensitive non-core liabilities, proportionate and absolute growth in book capital and in the most valuable core deposit categories along with the non-recurrence of 2009’s mid-year industry-wide special emergency FDIC deposit insurance assessment which had an unfavorable after-tax impact of approximately $109,000. All of the aforementioned has enabled Commercial National to fortify its capital base exclusively via non-dilutive retained earnings while simultaneously providing for very attractive quarterly cash dividend payments to the Company’s shareholders.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates eleven community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except per share data)

	June 30,	June 30,
	2010	2009
	(unaudited)	(unaudited)

ASSETS
Cash and due from banks on demand	$6,106	$9,906
Interest bearing deposits with banks	28	62
Total cash and cash equivalents	6,134	9,968

Securities available for sale	138,766	129,946
Restricted investments in bank stock	4,567	4,567

Loans	197,998	206,386
Allowance for loan losses	(1,694)	(1,798)
Net loans	196,304	204,588

Premises and equipment	3,449	3,515
Investment in Life Insurance	15,164	14,798
Other assets	4,039	2,608

Total assets	$368,423	$369,990

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$74,542	$71,920
Interest bearing	199,837	192,274
Total deposits	274,379	264,194

Short term borrowings	34,650	31,625
Long term borrowings	10,000	30,000
Other liabilities	3,918	3,482
Total liabilities	322,947	329,301

Shareholders' equity:

Common stock, par value $2 per share; 10,000,000 shares authorized;
3,600,000 shares issued; 2,860,953 and 2,861,953 shares
outstanding in 2010 and 2009 respectively.	7,200	7,200

Retained earnings	45,695	42,684

Accumulated other comprehensive income (loss)	5,125	3,334

Less treasury stock, at cost, 739,047 and 738,047 shares in 2010 and 2009 respectively	(12,544)	(12,529)
Total shareholders' equity	45,476	40,689

Total liabilities and shareholders' equity	$368,423	$369,990

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30	Ended June 30	Ended June 30	Ended June 30
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

INTEREST INCOME:
Interest and fees on loans	$2,854	$3,021	$5,774	$6,110
Interest and dividends on securities:
Taxable	1,165	1,798	2,488	3,721
Exempt from federal income taxes	590	33	1,038	46
Other	1	1	2	2
Total Interest income	4,610	4,853	9,302	9,879

INTEREST EXPENSE:
Interest on deposits	633	805	1,283	1,674
Interest on short-term borrowings	36	47	77	105
Interest on long-term borrowings	59	288	118	573
Total Interest expense	728	1,140	1,478	2,352

NET INTEREST INCOME	3,882	3,713	7,824	7,527
PROVISION FOR LOAN LOSSES	-	-	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,882	3,713	7,824	7,527

OTHER OPERATING INCOME:
Asset management and trust income	217	242	429	489
Service charges on deposit accounts	136	144	263	283
Other service charges and fees	184	176	391	378
Income from investment in life insurance	122	121	243	243
Other income	40	44	86	94
Total other operating income	699	727	1,412	1,487

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,490	1,397	3,009	2,831
Net occupancy expense	199	201	426	409
Furniture and equipment	135	130	277	253
Pennsylvania shares tax	126	126	252	256
Legal and professional	115	121	239	244
FDIC insurance expense	85	261	167	272
Other expenses	720	710	1,427	1,445
Total other operating expenses	2,870	2,946	5,797	5,710

INCOME BEFORE INCOME TAXES	1,711	1,494	3,439	3,304
Income tax expense	330	433	708	974

Net income	$1,381	$1,061	$2,731	$2,330

Average Shares Outstanding	2,860,953	2,867,349	2,860,953	2,871,745

Earnings Per Share	$0.48	$0.37	$0.95	$0.81